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[CNA SURETY LOGO]

FOR IMMEDIATE RELEASE
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CONTACT:    John S. Heneghan, 312/822-1908
                       Doreen Lubeck, 773/583-4331

          CNA SURETY NAMES JOHN F. CORCORAN AS CHIEF FINANCIAL OFFICER

CHICAGO, SEPTEMBER 30, 2003 - Today, CNA Surety Corporation (NYSE: SUR) announced that effective January 1, 2004, John F. Corcoran will become its Chief Financial Officer and Senior Vice President, succeeding John S. Heneghan. Mr. Corcoran will join the Company next month as a senior executive officer to ensure an orderly transition. Previously, Mr. Corcoran served as Senior Vice President, Global Specialty Lines at CNA Insurance Companies where he provided overall financial leadership for business units generating approximately $3 billion of premium.


"I am certainly looking forward to working with John Corcoran," stated John F. Welch, President of CNA Surety. "His experience and familiarity with the surety business will allow him to quickly contribute to the continued success of CNA Surety. In addition, I understand John Heneghan's decision not to renew his contract at the end of the year, and I greatly appreciate the financial knowledge and counsel he has offered to CNA Surety since its inception in 1997."

Mr. Corcoran is familiar with CNA Surety, having participated in 1996 and 1997 on the due diligence team that led to the formation of CNA Surety Corporation. He holds a master's of business administration with High Honors from The University of Chicago School of Business and a bachelor's degree with Honors from Governors State University in Illinois. He also is a certified public accountant.

Finally, CNA Surety also announced today that David F. Paul, Senior Vice President, International had informed the Company of his decision to retire on December 31, 2003. Mr. Paul has been with the Company since 1999.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

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